CUSTODIAN AGREEMENT

         This Agreement is made and entered into as of May 13, 1999 by and between American Express Trust Company, a Minnesota trust company (the "Customer") and The Bank of New York, a New York trust company (the "Custodian").

         WHEREAS, the Customer serves as the custodian of the assets of certain open-end management investment companies or portfolios thereof represented by separate series of certain of such companies' common shares (each, a "Fund" and, collectively, the "Funds"), collective investment funds, common trust funds, employee benefit plans and other accounts (each, including each Fund, an "Account" and, collectively, the "Accounts"); and

         WHEREAS, the Customer wishes to engage the Custodian, and the Custodian wishes to be engaged. to serve as a custodian of certain of the assets of each Account deposited with the Customer, all in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

 1.       Employment of Custodian.

         The Customer hereby appoints the Custodian as a custodian of securities and other property owned or under the control of the Customer which are delivered to the Custodian, or any Sub-Custodian as appointed below, from time to time to be held in custody for the Customer. The Custodian agrees to establish and maintain a custody account or accounts on its books in the name of the Customer or in such other name as the Customer may direct. The Custodian shall record in the account or accounts, and shall, subject to the terms of this Agreement, have general responsibility for the safekeeping of all securities, cash and other property of the Customer so delivered for custody (all such securities, cash and other property being collectively the "Property"). Customer shall advise Custodian of each Account whose underlying assets are subject to ERISA. The services to be provided by the Custodian in accordance with this Agreement are more fully described in the Service Agreement attached hereto as Appendix 1, as such Service Agreement may be amended by mutual agreement by Customer and Custodian from time to time.

 2.       Appointment of Sub-Custodians.

         2.1 The Property may be held in custody and deposit accounts that have been established by the Custodian with one or more domestic banks, or with Depository Trust Company ("DTC"), Participants Trust Company ("PTC") or any "clearing corporation" within the United States as defined in the New York Uniform Commercial Code (DTC,


PTC and each such clearing corporation hereinafter referred to as a "Depository") or with one or more banks located outside the United States or with any Securities Depository as defined in Rule l7f-5 promulgated under the Investment Company Act of 1940, as amended ("the Rule") (each such Securities Depository, Depository and bank hereinafter a "Sub-Custodian") as listed on Schedules I and II hereto, as such Schedules may be amended from time to time by the Custodian by written notice to the Customer, provided, however, each Sub-Custodian holding Property outside the United States and each Securities Depository shall be an Eligible Foreign Sub-Custodian as defined in the Rule or which by order of the Securities and Exchange Commission is exempted therefrom. The Custodian shall furnish to the Customer each calendar quarter updates of the information with respect to Sub-Custodians furnished Customer by Custodian in connection with the execution of this Agreement, and with such other updates, if any, as Custodian shall determine.

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3. Duties of the Custodian.

          3.1     Holding Securities.

                  The Custodian may hold Property for all of its customers, including the Accounts, with any Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to the Property of each Account which is maintained in such account shall identify the Property as belonging to the Account, (ii) the Custodian shall require that Property so held by the Sub-Custodian for the Custodian's account be identified on the Sub-Custodian's books as separate from any assets of such Sub-Custodian or of other customers of such Sub-Custodian, (iii) the Sub-Custodian, including any Securities Depository and any Depository, in which such Sub-Custodian holds Property, or any of their creditors, may not assert any right, charge, security interest, lien, encumbrance or other claim of any kind to such Property except a claim of payment for its safe custody or administration, (iv) beneficial ownership of the Property may be freely transferred without the payment of money or value other than for safe custody or administration, and (v) in the event that a Sub-Custodian holds Property in a Depository or Securities Depository, such Sub-Custodian will be required by its agreement with the Custodian to identify on its books such Property as being held for the account of the Custodian as a custodian for its customers. . Notwithstanding the foregoing, Property deposited by the Custodian in a Sub-Custodian which is a Depository or a Securities Depository will be held subject to the rules, terms and conditions of such Depository or Securities Depository.

                  Customer hereby represents and warrants to Custodian with respect to each Account subject to the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") other than an American Express Company Retirement Plan whose investment manager is not described in clause (y) of this sentence and such other Accounts subject to ERISA, if any, as Customer and the Bank may agree upon, that either (x) Customer has "management and control" of all Property subject to 29 U.S.C. . ss.1104(b)(2) ("ERISA"] within the meaning of 29 C.F.R. ss.2550.404b-l(c)(1), or (y) Customer has been advised that an entity specified in 29 C.F.R. ss.2550.404b-(a)(2)(i) has such "management and control" of such Property. Such representation and warranty shall be deemed repeated on each day on which Custodian holds any Property under the Agreement.

          3.2     Transactions in Custody Accounts.

                  3.2.1    Delivery of Securities.

                  The Custodian or a Sub-Custodian shall release and deliver securities of an Account held by the Custodian or Sub-Custodian only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties. Release and delivery of securities shall only occur in the following cases:

                   (a) upon the settlement of a sale of such securities for the Account in accordance with prevailing market practice in the country where such securities are held or traded, including, without limitation: (i) delivery against expectation of receiving later payment; or (ii) in the case of the settlement of a sale effected through a Sub-Custodian which is a Depository or Securities Depository, in accordance with the rules governing the operation of the Depository or Securities Depository;

                   (b) in connection with any repurchase agreement related to the securities;

                   (c) to the depository agent in connection with tender or other similar offers for securities of the Account;

                   (d) to the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable;

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                   (e) to the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Sub-Custodian or of any nominee of the Custodian or such Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

                   (f) to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom (and, under no circumstances shall the Custodian be liable for the acts or omissions of such broker or agent, other than an affiliate of the Custodian) provided, that Custodian shall be liable for its actions in accordance with market customs if such actions are performed with negligence or willful misconduct:

                  (g) for exchange or conversion pursuant to any plan of merger, consolidation. recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

                  (h) in the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

                  (i) for delivery as security in connection with any borrowing by the Account requiring a pledge of assets by the Account;

                  (j) in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

                  (k)      in connection with the lending of securities; and

                  (l) for any other proper purpose, but only upon receipt of Proper Instructions specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, and naming the person or persons to whom delivery of such securities shall be made.

                  The Custodian may, as a matter of bookkeeping convenience or by separate agreement with the Customer, credit the Account with the proceeds from the sale, redemption or other disposition of securities or interest, dividends or other distributions payable on securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until the Custodian's actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be "final" until the Custodian shall have received immediately available funds which under applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction. The Customer assumes full responsibility for all credit risks involved in connection with the Custodian's delivery of securities pursuant to the Proper Instructions of the Customer.

                   3.2.2   Payment of Account Monies.

                  Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Sub-Custodian to pay out, monies of an Account in the following cases only:

                  (a) upon the purchase of securities for the Account, unless otherwise directed by Proper Instructions, by (i) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such securities; or (ii) in the case of a purchase effected through a Depository or a Securities Depository, in accordance with the rules governing the operation of such Depository or Securities Depository;

                  (b) in connection with the conversion, exchange or surrender of securities of the Account;

                  (c)      for the payment of any expense or liability of the
                           Account:

                  (d) for the purchase or sale of foreign exchange or foreign exchange contracts for the Account;

                  (e) in connection with trading in options and futures contracts, including, delivery as original margin and variation margin;

                   f) in connection with the borrowing or lending of securities; and

                  (g) for any other proper purpose, but only upon receipt of Proper Instructions specifying the amount of such payment, setting forth the purpose for which such payment is to be made, and naming the person or persons to whom such payment is to be made.

                  For the purpose of settling securities and foreign exchange transactions, the Customer shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, "sufficient immediately available funds" shall mean either (i) sufficient cash denominated in the currency of the Customer's home jurisdiction to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. The Custodian shall provide the Customer with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from its Sub-Custodians, including Depositories and Securities Depositories. Such funds shall be in the currency of the Customer's home jurisdiction or such other currency as the Customer may specify to the Custodian.

                  The Custodian may act as the Customer's agent or act as a principal in foreign exchange transactions at such rates as are agreed from time to time between the Customer and the Custodian. Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or an affiliate of the Custodian acting as principal or otherwise through customary banking channels. The Customer may issue standing Proper Instructions with respect to foreign exchange transactions but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Customer. The Customer shall bear all risks of investing in securities or holding cash denominated in a foreign currency. Without limiting the foregoing, the Customer shall bear the risks that rules or procedures imposed by Depositories or Securities Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders shall prohibit or impose burdens or costs on the transfer to, by or for the account of the Customer of securities or cash held outside the Customer's jurisdiction or denominated in a currency other than its home jurisdiction or the conversion of cash from one currency into another currency. The Custodian shall not be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected by such law, regulation, rule or procedure. Neither the Custodian nor any Sub-Custodian shall be liable to the Customer for any loss resulting from any of the foregoing events. No provision of this
Section 3.2 shall limit the rights provided the Customer under Section 10 of this Agreement. The Custodian agrees that if an officer or employee of the Custodian administering this Agreement obtains actual knowledge of any law, rule, or regulation, or of a procedure of a Depository or a security Depository, or of orders prohibiting or imposing burdens or costs on the transfer to, by or for the account of the Customer of securities or cash held outside the Customer's jurisdiction or denominated in a currency other than its home jurisdiction or the conversion of cash from one currency into another currency, such officer or employee shall promptly advise the Customer.

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          3.3     Registration of Securities.

                  The securities maintained in the custody of the Custodian or any Sub-Custodian (other than bearer securities) shall be registered in the name of the applicable Account or in the name of any nominee of the Custodian or the Sub-Custodian, or, if required by law, in the name of the Sub-custodian.

          3.4      Security Interest with Respect to Property.

                  The Customer hereby grants and assigns to the Custodian such lien, if any, with respect to Property as Customer is authorized to grant or assign to the Custodian under Customer's custodian agreements with each Fund. If an Account is subject to the requirements of ERISA, such grant and assignment, if any, shall apply only to the extent not prohibited by ERISA.

          3.5     Taxes.

                  The Customer shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto ("Taxes"), with respect to any cash or securities held on behalf of the Customer or any transaction related thereto. The Customer shall indemnify the Custodian and each Sub-Custodian for the amount of any Tax that the Custodian, any such Sub-Custodian or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the Customer (including any payment of Tax required by reason of an earlier failure to withhold). The Custodian shall, or shall instruct the applicable Sub-Custodian or other withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any security and any proceeds or income from the sale, loan or other transfer of any security. In the event that the Custodian or any Sub-Custodian is required under applicable law to pay any Tax on behalf of the Customer, the Custodian is hereby authorized to timely make, or instruct the Sub-Custodian to make, payment of such Tax in the manner required by applicable law, and the amount of such tax so paid shall be an obligation of Customer to Custodian payable on demand in the currency in which such tax was paid. In the event that the Customer is eligible. pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of the Customer under any applicable law, the Custodian shall, or shall instruct the applicable Sub-Custodian or withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that the Custodian shall have received from the Customer all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty which Custodian has requested. In the event that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, the Custodian and the applicable Sub-Custodian shall have no responsibility for the accuracy or validity of any statements or information in any forms or documentation provided by the Customer to the Custodian hereunder, and the Customer hereby indemnifies and agrees to hold harmless the Custodian and each Sub-Custodian in respect of any liability arising from any underwithholding or underpayment of any Tax which results from the Customer's inaccuracy or invalidity on any such statements or information in any forms or other documentation.

          3.6      Bank Accounts.

                   The Custodian shall identify on its books as belonging to the appropriate Account cash (including cash denominated in foreign currencies) deposited with the Custodian. If the Custodian and the Customer have agreed in writing that such cash shall bear interest, the Customer shall earn interest at the rates and times as agreed between the Custodian and Customer. The Customer understands that any such cash balance will not be accompanied by the benefit of any governmental insurance.

                   Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts opened and maintained outside the United States on behalf of an Account with a Sub-Custodian shall be subject only to draft or order by the Custodian or such Sub-Custodian, acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Account.

                   The Custodian may in accordance with customary practice hold any currency or Composite Currency Unit in which any subdivision of a cash account is denominated on deposit in, and effect transactions relating thereto through, an account (a "Foreign Account") with one of its affiliates or another bank in the country where such currency is the lawful currency or in other countries where such currency or Composite Currency Unit may be lawfully held on deposit.

                  The Custodian shall have no liability for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may affect the transferability, convertibility, or availability of any currency or Composite Currency Unit in the countries where such Foreign Accounts are maintained, provided that after any such application of any law or regulation or the occurrence of any such event, Custodian has acted or failed to act in accordance with its standard of care. In no event shall the Custodian be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected by such law, regulation or event. To the extent that any such law, regulation or event imposes a cost or charge upon the Custodian in relation to the transferability, convertibility, or availability of any cash currency or Composite Currency Unit, such cost or charge shall be for the account of the Customer. If pursuant to any such law or regulation, or as a result of any such event, the Custodian cannot deal in any component currency of a Composite Currency Unit or effect a particular transaction in a Composite Currency Unit on the Customer's behalf, the Custodian may thereafter treat any account denominated in an affected Composite Currency Unit as a group of separate accounts denominated in the relevant component currencies.

          3.7     Collection of Income, Principal and Other Payments.

                  The Custodian shall use reasonable commercial efforts to collect all income, principal and other payments with respect to the Property held hereunder to which the Accounts shall be entitled and shall credit such income, principal and other payments, as collected, to the applicable Account. In the event that extraordinary measures are required to collect such income, principal or other payment, the Customer and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.

          3.8     Shareholder Rights.

                  With respect to the securities held pursuant to this Agreement, however registered, the voting rights shall be exercised by the Customer or its designee. For securities issued in the United States, the Custodian's only duty shall be to mail promptly to the Customer any documents (including proxy statements, annual reports and signed proxies) relating to the exercise of such voting rights which it has actually received from the issuer or from a Depository. With respect to securities issued outside of the United States, the Custodian's only duty shall be to provide in accordance with Proper Instructions to the Customer's provider of global proxy services such instructions with respect to the exercise of voting or other rights as may be specified in such Proper Instructions. The Customer shall be responsible for all costs associated with its use of such services.

         3.9      Communications Relating to Securities.

                  The Custodian shall transmit promptly to the Customer written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith) received by the Custodian provided that the Custodian has received, from the issuer or the relevant Depository (with respect to securities issued in the United States) or from the relevant Sub-Custodian, Securities Depository or a nationally or internationally recognized bond or corporate action service to which the Custodian subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice, or actual knowledge by an officer or employee of the Custodian administering this Agreement, the Custodian shall have no liability for failing to so notify the Customer.

          3. 10   Lending.

                  From time to time, the Customer may upon execution of an agreement with The Bank of New York borrow securities pursuant to such agreement from The Bank of New York as agent for certain lenders.

If the Custodian in its sole discretion advances funds in any currency hereunder or there shall arise for whatever reason an overdraft in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers, or foreign exchange transactions) or if the Customer is for any other reason indebted to the Custodian, the Customer agrees to repay the Custodian on demand the amount of the advance, overdraft or indebtedness plus accrued interest at a rate ordinarily charged by the Custodian to its institutional custody customers in the relevant currency. After the close of business on each day on which an advance or overdraft arises and remains outstanding as of the close of business, Custodian shall provide a statement, report, or advice to the Customer specifying such advance or overdraft.

                  Any Property at any time held hereunder shall be security for any advance of cash for any purpose made by the Custodian resulting form orders of Customer or Proper Instructions, and for any taxes, charges, expenses, assessments, claims or liabilities incurred by the Custodian, except as the same may arise from it or its nominees own negligent action, negligent failure to act or willful misconduct, but only to the extent of the grant and assignment of a lien, if any, described in Section 3.4.. To the extent that an Account is governed by ERISA, the foregoing provision shall apply only to the extent not prohibited by ERISA.

         3.11     Pledging Property

                  Except as otherwise provided in this Agreement, the Custodian and any Sub-Custodian shall not pledge, assign, hypothecate or otherwise encumber any Property from an Account without Proper Instructions from the Customer.

4.        Proper Instructions.

         Proper Instructions as used throughout this Agreement means a writing signed or initialed by one or more person or persons as the Customer shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Customer shall cause all oral instructions to be confirmed in writing by the close of business on the same day such oral instructions are received by Custodian. The Customer agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Custodian shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Custodian. Custodian agrees to notify Customer by 10:00 a.m. New York time on the next succeeding business day if Custodian receives contrary written instructions or does not receive any confirming written instructions. Proper

         Instructions may include communications effected by letter, facsimile, telex, the Custodian's on-line communication system or by other electro-mechanical or electronic devices provided that the Customer and the Custodian agree to security procedures. If the Customer elects to transmit written instructions through the Custodian's on-line communication system, the Customer's use thereof shall be subject to the Terms and Conditions attached hereto as Appendix 1.

  5.      Actions Permitted without Express Authority.

          The Custodian may in its discretion, without express authority from the Customer:

                 (a) make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Customer;

                  (b) surrender securities at maturity or when called for redemption upon receiving payment therefor-,

                  (c) endorse for collection, in the name of the Account, checks, drafts and other negotiable instruments,

                 (d) in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the Property of the Account except as otherwise directed by the Customer;

                 (e) exchange securities when the exchange is purely ministerial (including, without limitation, the exchange of interim receipts or temporary securities for securities in definitive form and the exchange of warrants, or other documents of entitlement to securities, for the securities themselves);

                 (f) execute in the Customer's name such ownership and other certificates as may be required to obtain the payment of income from securities; and

                 (g) pay or cause to be paid, from the applicable Account, any and all taxes and levies in the nature of taxes imposed on Property by any governmental authority in connection with custody of and transactions in such Property.

 6. Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income.

         The Custodian shall cooperate with and supply information maintained hereunder to the entity or entities appointed to keep the books of account of each Account, or upon request by the Customer and the execution by Customer and the Custodian of a written agreement, shall compute the net asset value per share of the outstanding shares of an Account or calculate daily the net income attributable to the Account as described in and subject to the terms and conditions of such Agreement.

7.        Records.

         The Custodian shall with respect to each Account create and maintain the records specified on Schedule III relating to its activities and obligations under this Agreement in such form and manner, in the case of each Fund, as will meet the obligations of the Fund under the 1940 Act, with respect to such records. All such records shall be the property of the Account and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees, agents or accountants of the Account and the Customer. The Custodian shall, at the Customer's request, supply the Customer with a tabulation of securities owned by each Account and held by the Custodian and shall, when requested to do so by the Customer, include certificate numbers in such tabulations.

         The Custodian shall obtain from any Sub-Custodian (and will require each Sub-Custodian to use reasonable efforts to obtain from any Securities Depository in which it deposits Property) an undertaking, to the extent consistent with local practice and the laws of the jurisdiction or jurisdictions to which such Sub-Custodian or Securities Depository is subject, to permit independent public accountants such reasonable access to the records of such Sub-Custodian or Securities Depository as may be reasonably required in connection with the examination of the Customer's or Account's affairs or to take such other action as the Custodian in its judgment may deem sufficient to ensure such reasonable access.

8. SAS 70 Report.

         The Custodian shall promptly provide the Customer annually an SAS 70 Report, and upon request any other related information reasonably requested by Customer which is then maintained by Custodian in the form requested and reasonably available. Any such additionally requested information may be provided by Custodian in the form and manner then maintained by Custodian.

 9.       Compensation of Custodian.

         The Customer on behalf of each Account shall compensate the Custodian for its services rendered pursuant to this Agreement, and reimburse the Custodian for reasonable out-of-pocket expenses, in accordance with the Fee Schedule attached hereto.

  10. Liability of the Custodian.

                   (a) Except as otherwise expressly provided herein, the Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees (collectively, "Losses"), incurred by or asserted against the Customer, except those Losses arising out of the negligence or willful misconduct of the Custodian, its affiliates, or the officers or employees of Custodian or its affiliates. The Custodian shall have no liability whatsoever for the action or inaction of any Depository or any Securities Depository. If, however, as a result of any action or omission of, or the bankruptcy or insolvency of, any Depository or Securities Depository, the Customer suffers any loss or liability, at the written request of the Customer and provided that the Custodian is assured to its satisfaction of reimbursement of its costs and expenses, the Custodian will take such steps with respect thereto in order to effect a recovery (including commencing or settling of legal proceedings). Subject to Section (b) below, the Custodian's responsibility with respect to any securities or cash held by a Sub-Custodian which is a Schedule I Sub-Custodian (a "Schedule I Sub-Custodian" is defined as a Sub-Custodian, including a Securities Depository or a Depository, from time to time named on Schedule I attached hereto) or any Losses is limited to taking appropriate action to recover such Losses from such Sub-Custodian, Securities Depository, or Depository; and the Custodian's sole responsibility and liability to the Customer shall be limited to amounts so received from such Sub-Custodian, Securities Depository, or Depository (exclusive of costs and expenses incurred by the Custodian). With respect to Losses incurred by the Customer as a result of the acts or failure to act of any Sub-Custodian which is a Schedule II Sub-Custodian (a "Schedule II Sub-Custodian" is any Sub-Custodian from time to time named on Schedule 11), the Custodian shall be liable to the Customer for such Losses, but only if and to the extent that under the law governing the Custodian's agreement with such Schedule II Sub-Custodian does not preclude the Custodian from recovering such Losses from such Scheduled Sub-Custodian as a result of such acts or failure to act by such Scheduled Sub-Custodian. In no event shall the Custodian or any Sub-Custodian be liable for any Losses resulting from Country Risk. For purposes of this Agreement, the term "Country Risk" shall mean systemic risks of holding assets in particular country, including, but not limited to (a) the use of Compulsory Depositories, (b) such country's financial infrastructure, (c) such country's prevailing custody and settlement practices, (d) nationalization, expropriation or other governmental actions, (e) regulation of the banking or securities industry, (f) currency controls, restrictions, devaluations or fluctuations, and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities. As used herein the term Compulsory Depositories means any securities depositories the use of which is mandatory by law or regulation or because securities cannot be withdrawn therefrom or because maintaining securities outside such securities depositories is not consistent with prevailing custodial practices in the relevant market. In no event shall the Custodian be liable to the Customer or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement. This provision shall be a continuing obligation of the Custodian, its successors and assigns, notwithstanding any termination of this Agreement.

                   (b) The Custodian may enter into subcontracts, agreements and understandings with any of its affiliates, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge the Custodian from its obligations hereunder.

                   (c) The Customer shall be liable to the Custodian for Losses resulting from (i) any action or inaction taken or omitted pursuant to and in accordance with Proper Instructions, or (ii) any breach of this Agreement by the Customer. The Losses described in the immediately preceding sentence shall be limited to direct money damages and the reasonable fees and expenses of counsel, and shall not include any special, indirect, or consequential damages, or lost profits or loss of business. This provision shall be a continuing obligation of the Customer, its successors and assigns, notwithstanding the termination of this Agreement, or the resignation or removal of the Custodian.

                  (d) Without limiting the generality of the foregoing, but subject to the Custodian acting without negligence and willful misconduct, the Custodian shall be under no obligation to inquire into, and shall not be liable for, any losses incurred by the Customer or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid securities, or securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market.

                  (e) The Custodian shall be under no obligation to take action to collect any amount payable on securities in default, or if payment is refused after due demand and presentment, unless instructed to do so by Customer and assured by the Customer of reimbursement of the reasonable costs and expenses incurred by the Custodian in so doing.

                  (f) The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account.

                  (g) The Customer shall pay to the Custodian the fees and charges as may be specifically agreed upon from time to time. The Customer shall reimburse the Custodian for all reasonable out-of-pocket expenses associated with the conversion of the Customer's securities hereunder and the transfer of securities and records kept in connection with this Agreement. The Customer shall also reimburse the Custodian for reasonable out-of-pocket expenses which are a normal incident of the services provided hereunder.

                  (h) It is understood that the Custodian is authorized to supply any information regarding the Accounts which is required by any law, regulation or rule now or hereafter in effect, provided that the Custodian shall promptly give notice to the Customer whenever the Custodian supplies any such information.

                  (i) The Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement or and in Appendix I attached hereto, and no covenant or obligation shall be implied against the Custodian in connection with this Agreement.

11.      Effective Period, Termination and Amendment.,

         This Agreement shall become effective as of its execution and shall continue in full force and effect until terminated as hereinafter provided. It may be amended at any time by mutual agreement of the parties hereto, except that the Custodian may, upon thirty (30) days written notice to the Customer, amend Schedule II to delete any Sub-Custodian if Custodian reasonably believes that material economic, legal or business changes, including securities processing changes, have occurred in the market where such Sub-Custodian operates. Upon the expiration of such 30 day period such Sub-Custodian shall for all purposes under this Agreement be a Schedule I Sub-Custodian. This Agreement may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than 90 days after the date of such delivery or mailing; provided, however, that the Customer may immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Upon termination of the Agreement, the Customer shall pay to the Custodian such compensation and reimbursable out-of-pocket expenses, as may be due as of the date of such termination.

12.      Successor Custodian.

         If a successor custodian for one or more Accounts shall be appointed, the Custodian shall, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities, funds and other properties of each such Account then held by the Custodian or any sub-custodian or agent and shall transfer to an account of the successor custodian all of the securities of each such Account held in a Depository or Securities Depository, provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith, and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder.. If no such successor custodian shall be appointed, the Custodian shall upon receipt of Proper Instructions, in like manner deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such instructions. In the event that securities, funds and other properties remain in the possession of the Custodian or any sub-custodian or agent after the date of termination owing to a failure of the Customer to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian, sub-custodian or agent retains possession of such securities, funds and other properties, and the provisions of this Agreement relating to the duties and obligations of the Custodian, sub-custodians and agents shall remain in full force and effect.

13.      Governing Law-

         This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof The Customer and the Custodian hereby consent to the jurisdiction of a federal court situated in New York City, New York in connection with any dispute arising hereunder. The Customer hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Customer and the Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

14.      Entire Agreement.

         This Agreement together with Appendix I attached hereto and any Schedules attached hereto constitutes the entire agreement between the Customer and the Custodian relating to the custody of the Accounts' assets.

15.      Notices.

         Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered by prepaid registered mail or by courier or facsimile to the parties at the following addresses or such other addresses as may be notified by any party from time to time:

          To the Customer:       American Express Trust Company
                                 P.O. Box 534
                                 Minneapolis, MN 55440-0534
                                 Attention: Chan Patel N10/392
                                 Telephone: (612) 671-2459
                                 Facsimile: (612) 671-2409

          To the Custodian:      The Bank of New York
                                 90 Washington Street, New York, NY 10286
                                 Attention: Daniel J. Manniello, Vice President
                                 Telephone: (212) 495-2375
                                 Facsimile: (212) 495-2975

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of courier or facsimile, upon receipt, and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence.

16.      Year 2000 Compliance.

                   (a) The Custodian hereby warrants that it will use commercially reasonable efforts to ensure that the computer software and hardware (as used in this subsection, the "Systems") that are owned by the Custodian and used to provide the services to be provided by the Custodian under this Agreement (as used in this subsection "Services") are 2000 Compliant or will be made 2000 Compliant before December 31, 1999. With respect to software that the Custodian licenses from third parties and uses in providing the Services ("Third Party Software"), the Custodian warrants that it has used or will use commercially reasonable efforts to test the same by August 31, 1999 to certify, in accordance with the Custodian's standard practices, that the Third Party Software is 2000 Compliant. If the Custodian cannot certify any Third Party Software as 2000 Compliant, the Custodian will use commercially reasonable efforts to replace such Third Party Software with software that is warranted or certified by its vendor as 2000 Compliant, if such replacement is available, compatible with the Custodian's Systems and deemed by the Custodian as appropriate under the circumstances. In the event that the Custodian uses third party service providers to provide the Services or any portion thereof ("Third Party Services"), the Custodian warrants that it has in place a program under which it will use commercially reasonable efforts to contact such service providers and obtain from them assurances that the Systems use in providing Third Party Services are 2000 Compliant. As used herein, the term "2000 Compliant" means that the Systems will function without material error caused by the introduction of dates falling on or after January 1, 2000. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Custodian cannot and does not warrant that the Systems, Third Party Software or Third Party Services will continue to interface with the hardware, firmware, software (including operating systems), records or data used by the Fund or third parties, nor does the Custodian make any warranties hereunder with respect to any public utility, communications service provider, securities or commodities exchange, or funds transfer network.

                   (b) The Customer hereby warrants that it will use commercially reasonable efforts to ensure that the computer software and hardware (as used in this subsection, the "Systems") that are owned by the Customer and used in connection with this Agreement are 2000 Compliant or will be made 2000 Compliant before December 31, 1999. With respect to software that the Customer licenses from third parties ("Third Party Software"), the Customer warrants that it has used or will use commercially reasonable efforts to test the same by August 31, 1999 to certify, in accordance with the Customer's standard practices, that the Third Party Software is 2000 Compliant. If the Customer cannot certify any Third Party Software as 2000 Compliant, the Customer will use commercially reasonable efforts to replace such Third Party Software with software that is warranted or certified by its vendor as 2000 Compliant, if such replacement is available, compatible with the Customer's Systems and deemed by the Customer as appropriate under the circumstances. As used herein, the term "2000 Compliant" means that the Systems will function without material error caused by the introduction of dates falling on or after January 1, 2000. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Customer cannot and does not warrant that the Systems, Third Party Software or Third Party Services will continue to interface with the hardware, firmware, software (including operating systems), records or data used by the Fund or third parties, nor does the Customer make any warranties hereunder with respect to any public utility, communications service provider, securities or commodities exchange, or funds transfer network

  7.     Representations.

         Each party represents that: (i) the execution, delivery and performance of this Agreement are within its power and authority and have been duly authorized by all requisite action (corporate or otherwise); and (ii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights in general and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         Custodian further represents and warrants that its responses to the American Express Financial Advisors Inc. Request for Proposal - Global Custody Services are true, accurate and complete, in all material respects, and no event or condition has occurred or exists, or is reasonably likely to occur or exist, that could materially affect the services provided by Custodian as set forth in this Agreement.

18.      Confidentiality.

The Custodian, its agents and employees will maintain, and will cause the Sub-Custodians to maintain, the confidentiality of information concerning the Property of the Accounts, including in dealings with affiliates of the Custodian and Sub-Custodians. In the event the Custodian or any Sub-Custodian is requested or required to disclose any confidential information concerning the Property or the Accounts, the Custodian shall to the extent practicable and legally permissible, promptly notify the Customer of such request or requirement so that the Customer may seek a protective order or waive the Custodian's or such Sub-Custodian's compliance with this Section 19. In the absence of such a waiver, if the Custodian or such Sub-Custodian is compelled, in the opinion of its counsel, to disclose any confidential information, the Custodian or such Sub-Custodian may disclose such information to such persons as, in the opinion of counsel, is so required, but shall then promptly give notice to Customer of such disclosure. In no event will the Custodian be required to seek such a waiver in order to disclose such information to internal or external auditors, internal or external accountants, regulators, internal or external counsel, or any other person when it has been advised by counsel it may be liable for its failure to do so.

19. FCM Agreement.

         Custodian shall cause The Bank of New York to execute a Foreign Custody Manager Agreement in the form attached hereto as Exhibit A with each Fund listed on Schedule IV which is an investment company registered under the Investment Company Act of 1940, as amended, and with Customer with respect to each Account which is a collective investment fund, a common trust fund, or an employee benefit plan as if such Account were such a registered investment company.

20.      Prudence.

         Custodian shall perform its duties under this Agreement with the prudence, diligence and skill of a professional custodian for hire.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of [date).

                                          AMERICAN EXPRESS TRUST
                                          COMPANY

                                          By: /s/ Mark S. Ellis
                                          Name:   Mark S. Ellis
                                          Title:  Senior Vice President

                                          THE BANK OF NEW YORK

                                          By: /s/ Stephen E. Grunston
                                          Name:   Stephen E. Grunston
                                          Title:  Vice President


                                   APPENDIX I

                             ON-LINE COMMUNICATIONS

                              TERMS AND CONDITIONS

          1 . License: Use. Upon delivery to Customer of software (the "Software") enabling Customer to obtain access to the System, Custodian grants to Customer a personal, nontransferable and nonexclusive license to use the Software solely for the purpose of transmitting Written Instructions, receiving reports, making inquiries or otherwise communicating with Custodian in connection with the Account(s). Customer shall use the Software solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to Customer with respect to the Software. Customer acknowledges that Custodian and its suppliers retain and have title and exclusive proprietary rights to the Software, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof. Customer further acknowledges that all or a part of the Software may be copyrighted or trademarked (or a registration or claim made therefor) by Custodian or its suppliers. Customer shall not take any action with respect to the Software inconsistent with the foregoing acknowledgments, nor shall Customer attempt to decompile. reverse engineer or modify the Software. Customer may not copy, sell, lease or provide. directly or indirectly, any of the Software or any portion thereof to any other person or entity without Custodian's prior written consent. Customer may not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software. Customer shall reproduce any such notice on any reproduction of the Software and shall add any statutory copyright notice or other notice to the Software or media upon Custodian's request.

         2. Equipment. Customer shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize the Software and obtain access to the System, and Custodian shall not be responsible for the reliability or availability of any such equipment or services.

         3. Proprietary Information. The Software, any data base and any proprietary data, processes, information and documentation made available to Customer (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of Custodian or its suppliers. Customer shall keep the Information confidential by using the same care and discretion that Customer uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the Software license granted herein for any reason, Customer shall return to Custodian any and all copies of the Information which are in its possession or under its control.

         4. Modifications. Custodian reserves the right to modify the Software from time to time and Customer shall install new releases of the Software as Custodian may direct. Customer agrees not to modify or attempt to modify the Software without Custodian's prior written consent. Customer acknowledges that any modifications to the Software, whether by Customer or Custodian and whether with or without Custodian's consent, shall become the property of Custodian.

          5. NO REPRESENTATIONS OR WARRANTIES. CUSTODIAN AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE SOFTWARE, OR ANY DATABASE MAINTAINED ON THE SOFTWARE, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER ACKNOWLEDGES THAT THE SOFTWARE AND ANY SUCH DATABASE ARE PROVIDED "AS IS." EXCEPT AS PROVIDED IN PARAGRAPHS 10 AND 11 OF THIS APPENDIX IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH CUSTOMER MAY INCUR IN CONNECTION WITH THE SOFTWARE, OR ANY DATABASE MAINTAINED ON THE SOFTWARE, EVEN IF CUSTODIAN OR SUCH SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL. THE FOREGOING PROVISIONS SHALL APPLY ONLY WITH RESPECT TO THE SOFTWARE AND DATABASES MAINTAINED ON THE SOFTWARE.

         6. Security; Reliance, Unauthorized Use. Customer will cause all persons utilizing the Software and System to treat all applicable user and authorization codes, passwords and authentication keys with extreme care. Custodian is hereby irrevocably authorized to act in accordance with and rely on Written Instructions received by it through the System. Customer acknowledges that it is its sole responsibility to assure that only Authorized Persons use the System and that Custodian shall not be responsible nor liable for any unauthorized use thereof

         7. System Acknowledgments. Custodian shall acknowledge through the System its receipt of each transmission communicated through the System, and in the absence of such acknowledgment Custodian shall not be liable for any failure to act in accordance with such transmission and Customer may not claim that such transmission was received by Custodian.

         8. EXPORT RESTRICTIONS. EXPORT OF THE SOFTWARE IS PROHIBITED BY UNITED STATES LAW. CUSTOMER MAY NOT UNDER ANY CIRCUMSTANCES RESELL, DIVERT, TRANSFER, TRANSSHIP OR OTHERWISE DISPOSE OF THE SOFTWARE (IN ANY FORM) IN OR TO ANY OTHER COUNTRY. IF CUSTODIAN DELIVERED THE SOFTWARE TO CUSTOMER OUTSIDE OF THE UNITED STATES, THE SOFTWARE WAS EXPORTED FROM THE UNITED STATES IN ACCORDANCE WITH THE EXPORT ADMINISTRATION REGULATIONS. DIVERSION CONTRARY TO U.S. LAW IS PROHIBITED. Customer hereby authorizes Custodian to report its name and address to government agencies to which Custodian is required to provide such information by law.

         9. Encryption. Customer acknowledges and agrees that encryption may not be available for every communication through ACCESS, or for all data. Customer agrees that Custodian may deactivate any encryption features at any time, without notice or liability to Customer, for the purpose of maintaining, repairing or troubleshooting ACCESS, the Software or any Custodian equipment.

         10. Limitation of Liability. Except as set forth in succeeding paragraph 11, the Custodian's liability to Customer with respect to all claims in the aggregate relating to the Software described in this Appendix I shall not exceed the total per transaction fees, if any, the Custodian charges Customer for using such Software. This paragraph 10 relates only to the Software and databases maintained on the Software.

         11. Warranty and Indemnity. The Custodian hereby represents and warrants (i) that it has and will have all rights, titles, licenses, permissions and approvals necessary to perform its obligations under this Appendix and to grant Customer the rights granted in this Appendix with respect to the Software, and (ii) that the Software and its use by Customer do not and will not infringe, violate or in any manner contravene or breach any patent, trademark, copyright, license or other property or proprietary right or constitute the unauthorized use or misappropriation of a trade secret of any third party.

The Custodian shall defend or settle at its own expense any action brought against Customer based on or arising out of any claim that the Software or any part thereof constitutes an infringement of any patent, copyright, trademark or proprietary right of any third party, provided Customer notifies the Custodian promptly in writing of the claim. The Custodian shall at all times control the defense of any such claim, and Customer agrees not to settle any claim, or enter into settlement negotiations, without the knowledge and approval of the Custodian. Notwithstanding any limitations set forth in the Agreement, the Custodian shall pay any final judgment awarded against Customer in any such action which is attributable to such claim. If Customer is enjoined or otherwise prohibited from using the Software, the Custodian shall, at its own expense, use commercially reasonable efforts to, first, procure for Customer the right to continue using the Software, or, second, substitute a non-infringing version of the Software of equal or better performance as determined by the Custodian in its sole discretion. If neither of the foregoing alternatives is available, the Custodian may, at its option, terminate this Appendix, and Customer shall receive a refund for any prepaid license fees paid to the Custodian.

                                   SCHEDULE I

                               Specified Countries

                                   SCHEDULE I

                       Each Depository, wherever located.

                  Each Securities Depository, wherever located.

 Each Sub-Custodian which is neither a Depository nor a Securities Depository which is located in a country other than Canada, France, Germany, Italy, Japan, or the United Kingdom

                                   SCHEDULE II

 Each Sub-Custodian which is neither a Depository nor a Securities Depository which is located in Canada, France, Germany, Italy, Japan, or the United Kingdom

                                  SCHEDULE III

The Custodian shall maintain the following records:

                                 Securities held

                              Securities purchased

                                 Securities sold

                               Dividends received

                                Interest received

                                  Cash Receipts

                                Cash Disbursement

                                   SCHEDULE IV